Exhibit 5.1

July 25, 2013

The Charles Schwab Corporation

211 Main Street

San Francisco, CA 94105

Re:	Issuance by The Charles Schwab Corporation of $275,000,000 of 2.20% Senior Notes due 2018

Ladies and Gentlemen:

This letter is being furnished to you in connection with the issuance by The Charles Schwab Corporation, a Delaware corporation (the “Company”) of $275,000,000 aggregate principal amount of 2.20% Senior Notes due 2018 (the “Notes”) under a Senior Indenture dated as of June 5, 2009 and Fifth Supplemental Indenture thereto dated as of July 25, 2013 (collectively, the “Indenture”), each between the Company and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), and the sale by the Company of the Notes pursuant to the Underwriting Agreement dated as of July 22, 2013 among the Company and Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC as representatives of the several underwriters named in Schedule A thereto (the “Underwriting Agreement”). The issuance and sale of the Notes will be made under the Company’s registration statement on Form S-3 (No. 333-178525), originally filed with the Securities and Exchange Commission (the “Commission”) on December 15, 2011, as amended and supplemented through the date hereof (the “Registration Statement”).

In connection with this opinion, we have examined the following documents: (i) the Registration Statement; (ii) the Company’s Fifth Restated Certificate of Incorporation, filed with the Secretary of State of Delaware on May 7, 2001, as amended by the Certificate of Designations of Fixed to Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A filed with the Secretary of State of the State of Delaware on January 24, 2012, and by the Certificate of Designations of 6.00% Non-Cumulative Perpetual Preferred Stock, Series B filed with the Secretary of State of the State of Delaware on May 31, 2012; (iii) the Company’s Fourth Restated Bylaws, dated December 12, 2007, as amended on July 28, 2009 and January 27, 2010; (iv) the Indenture; (v) the form of the Notes; (vi) the Underwriting Agreement; (vii) resolutions of the Board of Directors of the Company adopted on December 14, 2011, July 26, 2012, and January 24, 2013; (viii) the Certificate of the Chief Financial Officer of the Company dated July 25, 2013; (ix) the minute books of the Company provided to us by one or more officers of the Company; (x) one or more certificates of one or more officers of the Company; and (xi) one or more certificates of one or more public officials.

The Charles Schwab Corporation

July 25, 2013

In rendering our opinion, we have assumed the legal capacity of individuals, that the signatures on all documents not executed in our presence are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as reproduced or certified copies conform to the original documents, that all corporate records of the Company provided to us for review are accurate and complete, that each party to the documents referred to above (other than the Company) is duly qualified to engage in the transactions contemplated by such documents and has the requisite power and authority to perform its obligations thereunder, that each document referred to above has been duly authorized by, and constitutes the valid and binding obligation of, each party thereto (other than the Company), enforceable against such party (other than the Company) in accordance with its terms, and that each person or entity that has any right to enforce any document referred to above against the Company has filed any tax returns and paid any taxes required under the laws of the State of California. We have further assumed the due execution and delivery of all documents, where due execution and delivery are prerequisites to the enforceability thereof.

As to matters of fact material to our opinion, we have relied solely upon our review of the documents referred to above. We have assumed that the recitals of fact set forth in such documents are true, complete and correct on the date hereof. We have not independently verified any factual matters or the validity of any assumptions made by us in this letter and express no opinion with respect to such factual matters and disclaim any implication or inference as to the reasonableness of any such assumption. In rendering this opinion, we have considered only the Delaware General Corporation Law (including the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and those laws, statutes, rules and regulations of the State of California (exclusive of municipal and other local laws) presently in effect that, in our experience, are normally applicable to transactions of the type contemplated by the documents referred to above, and we express no opinion with respect to choice of law or conflicts of law. We express no opinion whatsoever as to the compliance or noncompliance by any person with antifraud or information delivery provisions of state or federal laws, rules and regulations, and no inference regarding such compliance or noncompliance may be drawn from any opinion in this letter.

Based upon the foregoing, and subject to the qualifications, limitations and exceptions set forth herein, and assuming, without expressing any opinion with respect thereto, that the Notes have been duly authenticated and delivered in accordance with the Indenture, and have been issued, sold and delivered against payment of the purchase price therefor in accordance with the Underwriting Agreement and the Indenture, we are of the opinion that the Notes constitute binding obligations of the Company, except as the binding nature of the same may be limited by one or more of the Stated Exceptions (as defined below).

Our opinion in the preceding paragraph is subject to and limited by the effects of each of the following (collectively, the “Stated Exceptions”): (i) applicable federal or state bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer or conveyance, and other laws or court decisions relating to or affecting the rights of creditors; (ii) equitable principles of general applicability (including, without limitation, concepts of materiality,

The Charles Schwab Corporation

July 25, 2013

reasonableness, good faith and fair dealing, equitable subordination, and the possible unavailability of specific performance or injunctive relief), regardless of whether considered in a proceeding in equity or at law or whether codified by statute; (iii) California judicial decisions which have held that certain provisions, including without limitation those providing for the acceleration of indebtedness upon the occurrence of specified events, are unenforceable under circumstances where it cannot be demonstrated that the enforcement of such provisions (A) is reasonably necessary for the protection of the party seeking enforcement, (B) has been undertaken in good faith under the circumstances then existing, and (C) is commercially reasonable; (iv) limitations on the enforceability of indemnification, release, contribution, exculpatory or nonliability provisions under federal or state securities laws, under Sections 1542, 1543 and 2772-78 of the California Civil Code, and under any other applicable statute or court decisions, including, without limitation, the effect of California statutes and cases applying such statutes which have denied enforcement of indemnification agreements against the indemnitee’s negligence, wrongdoing or violation of law; (v) the potential to vary the provisions of an unambiguous agreement on the basis of parol evidence; (vi) the unenforceability, under certain circumstances, of provisions which provide for penalties, liquidated damages, acceleration of future amounts due (other than principal) without appropriate discount to present value, prepayment charges, late charges, additional interest in the event of a default or fees or costs related to such charges; (vii) the unenforceability, under certain circumstances, of provisions to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, or that the election of some particular remedy or remedies does not preclude recourse to one or another remedy; (viii) the unenforceability of provisions prohibiting waivers that are not in writing to the extent that Section 1698 of the California Civil Code (or similar provisions of other applicable laws) permits oral modifications that have been performed; (ix) the unenforceability, under certain circumstances, of provisions which purport to appoint a party as attorney-in-fact or agent for an adverse party; (x) the unenforceability, under certain circumstances, of provisions which purport to govern forum selection, venue, personal jurisdiction or subject matter jurisdiction; (xi) the unenforceability, under certain circumstances, of provisions that contain prospective waivers of (A) vaguely or broadly stated rights, (B) unknown future rights, (C) the benefits of statutory, regulatory or constitutional rights, unless and to the extent the statute, regulation or constitution explicitly permits such waiver, (D) unknown future defenses, (E) rights to damages and (F) the right to a trial by jury; (xii) the effect of Section 1717, et seq. of the California Civil Code and judicial decisions thereunder on provisions which purport to require the award of attorneys’ fees, expenses or costs; and (xiii) the effect of Section 1 of Article XV of the Constitution of the State of California relating to rates of interest upon the loan of money, and related California laws, statutes, ordinances, rules, regulations, decisions and administrative interpretations, commonly referred to collectively as “usury laws.”

Notwithstanding anything in this letter to the contrary, the opinion set forth above is given only as of the date hereof and is expressly limited to the matters stated. We disclaim any obligation to update the opinion rendered herein and express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the

The Charles Schwab Corporation

July 25, 2013

date hereof on the matters addressed in this opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K for incorporation by reference into the Registration Statement and to the use of our name in the Registration Statement (including the related prospectus and prospectus supplement) under the caption “Legal Matters.” By giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

ARNOLD & PORTER LLP

By:	/s/ Teresa L. Johnson
Teresa L. Johnson